UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2014

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Saginaw Drive

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 12, 2014, Relypsa, Inc. (the “Company”) announced topline results from its Phase 1 onset-of-action study of patiromer, the Company’s lead product candidate. The study reached its primary endpoint in which an early onset of potassium lowering action was observed. Following the first dose of patiromer, reductions in mean serum potassium were observed at all examined time points, with statistical significance first demonstrated at the second measurement (7 hours post drug administration). Over the 48-hour treatment period, during which patiromer was dosed twice daily, the potassium lowering effect was sustained with a steady decline in mean serum potassium, with no loss of effect or rebound in mean potassium levels during night-time periods.

The open-label, single-arm trial was designed to evaluate the time-to-onset of the potassium-lowering action in chronic kidney disease (CKD) patients with hyperkalemia who were taking at least one renin-angiotensin-aldosterone system (RAAS) inhibitor. Following a 3-day restricted potassium diet run-in period to control and stabilize dietary intake of potassium, the study enrolled 25 patients with baseline serum potassium levels of 5.5 to less than 6.5 mEq/L. Patients were treated twice daily with 8.4 g of patiromer per dose and observed over a 48-hour period, followed by a 7-day post-treatment safety follow-up period.

Results showed that a statistically significant reduction from baseline in serum potassium levels was demonstrated at 7 hours after the start of treatment and was maintained at all subsequent evaluations out to 48 hours (approximately 14 hours after the last dose) (p<0.001 at 48 hours). During the trial, mean serum potassium was reduced from 5.93 mEq/L at baseline to a maximum mean reduction of 0.83 mEq/L, which achieved the study’s primary pharmacodynamic endpoint. There were no reports of serious adverse events or discontinuations due to adverse events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2014	RELYPSA, INC.

	By:	/s/ Ronald A. Krasnow
Senior Vice President and General Counsel